UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 23, 2013


                             AMERICAS DIAMOND CORP.
             (Exact name of registrant as specified in its charter)

           Nevada                     000-54666                 27-1614533
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)

2nd Floor, Berkeley Square House, Berkeley Square
            London, United Kingdom                                 W1J 6BD
    (Address of principal executive offices)                     (Zip Code)

      Registrant's telephone number, including area code +44 207 887 6189

                                       n/a
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Effective January 23, 2013, our company entered into an employment agreement with Thomas L. Crom III, whereby Mr. Crom has agreed to perform services as secretary, treasurer, chief financial officer and director of our company on a continuing basis. The employment agreement has become effective upon the resignation of Mr. Crom's predecessor, as described herein. As compensation, we have agreed to pay Mr. Crom an initial salary of US$6,000 per month and to issue 30,000 shares of our company's common stock per month, for an aggregate of 90,000 shares per quarter, within the initial term. As a signing bonus, our company has agreed to issue 25,000 shares of our common stock to Mr. Crom.

These securities were issued to one (1) U.S. individuals based on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

Also effective January 23, 2013, our company entered into a share issuance agreement with Asia Pacific Capital Ltd. ("Asia Pacific"), whereby Asia Pacific shall make available of up to $3,200,000 by way of advances until January 22, 2015 (the "Completion Date") in accordance with the terms of the share issuance agreement. The Completion Date may be extended for an additional term of up to twelve months at the option of our company or Asia Pacific upon written notice on or before the Completion Date in accordance with the notice provisions of the share issuance agreement.

Upon receipt of an advance from Asia Pacific, our company will issue, within 15 Banking Days following the date of the receipt, to Asia Pacific, units (each a "Unit") at a price equal 95% of the average closing price of our company's common stock, for the ten (10) Banking Days immediately preceding the date of the advance, as quoted on Google Finance, or other source of stock quotes as agreed by the parties (the "Unit Price"). Each Unit shall consist of one share (each a "Share") of our company's common stock and one share purchase warrant (each a "Warrant"). Each Warrant shall entitle Asia Pacific to purchase one additional share of our company's common stock (each a "Warrant Share") at an exercise price equal to 110% of the Unit Price at which the Unit containing the Warrant being exercised was issued, for a period of two (2) years from the date such Warrant is issued.

The description of the employment agreement and the share issuance agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copies of the employment agreement and the share issuance agreement that are attached hereto as exhibits and which is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective January 23, 2013, Jenny Brown resigned as secretary, treasurer, chief financial officer and director of our company. Her resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Ms. Brown's resignation, our company appointed Thomas L. Crom III as secretary, treasurer, chief financial officer and director, effective January 23, 2013.

THOMAS L. CROM III

Thomas L. Crom has been a senior mining executive (CMA and MS-tax) with over 25 years experience dealing with start-up companies, international operations, natural resources, and serving as chief financial officer with an involvement in operational details for a number of different companies including US and Canadian public companies.

Since October 1993, he has been employed with Eureka Ventures Inc., a private company that performs financial and accounting consulting services for US and Canadian corporations. These services include assisting corporations with quarterly and annual filings, initial public offerings, reverse mergers, secondary offerings and private securities offerings, budgeting, forecasting, risk analysis, assist with shareholder and public relations, development of strategic plans, developing and maintaining strict financial control.

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
Mr. Crom acquired a Bachelor of Science Degree in Commerce, cum laude in the Honors Program in June 1977, with a major in an accounting, from Santa Clara University and further earned a Master's of Science (Taxation) Degree, cum laude graduate in October 1982, from Golden Gate University. In 1982, Mr. Crom became a Certified Management Accountant.

We appointed Thomas L. Crom III as secretary, treasurer, chief financial officer and director of our company because of his experience as chief financial officer with numerous public trading companies and his accounting qualifications.

Other than as described above, there have been no other transactions between our company and Mr. Crom since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Our board of directors now consists of Daniel Martinez and Thomas L. Crom III. There are no family relationships between any of the directors and officers described in the preceding disclosure.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1 Employment Agreement with Thomas L. Crom III and Americas Diamond Corp. dated January 23, 2013.

10.2 Share Issuance Agreement with Asia Capital Ltd. and Americas Diamond Corp. dated January 23, 2013.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAS DIAMOND CORP.


/s/ Daniel Martinez
--------------------------------
Daniel Martinez
President and Director
Date: January 24, 2013


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